Exhibit 4.7(f)


                     NON-QUALIFIED STOCK OPTION AGREEMENT



            This Stock Option Agreement is entered into between National Sales Services, Inc., d. b. a. National Retail Services ("NRS"), and Lisa McGahren ("Employee") this 20th day of July, 1998.

      1. Grant. Effective as of the date of execution hereof NRS grants to
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Employee the right to Purchase on the terms and conditions set forth herein four shares of the issue of common stock in NRS outstanding as of the date of this agreement for the price of $.10 per share.

      2. Term. The Option granted hereby shall expire in all events on December
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31, 2006.

      3. Termination. This Option shall terminate effective upon the termination
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of Employee's employment with NRS for any reason.

      4. Rules. This Option may be exercised in whole or in part except that
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Employee may only purchase whole shares of common stock of NRS. This Option is not transferable or assignable by the Employee under any circumstances. The Option may only be exercised during the lifetime of Employee. Any attempt at assignment, transfer, pledge or disposition of this Option, or the levy of any execution, attachment or similar process upon the Option shall be null and void, and shall result in the immediate termination of this Option.

      5. Method of Exercise. The Option may be exercised by Employee's written
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notice to NRS that this option is exercised, accompanied by payment of the aggregate Option price as stated above.

      6. Stock Transfer Restriction Agreement. Concurrently with the grant of
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this Option, Employee shall execute a Stock Transfer Agreement restricting the
Employee's transfer of any shares acquired by her, and containing a repurchase option granting NRS and Paul J. McMahon the right to repurchase any shares of NRS obtained by Employee upon Employee's termination for any reason of employment with NRS.

      7. Employment Agreement. Nothing herein shall be construed to constitute
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an agreement of employment, or indicating that such an agreement exists between
NRS and Employee, or affect in any way the right of NRS to terminate the Employee's employment with NRS.

      8. Security Act of 1933. Neither this Option nor the Option shares have
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been registered under the Securities Act of 1933, and this Option cannot be sold or transferred, and the Option shares obtained by the exercise of this Option cannot be sold or transferred except in accordance with the Stock Transfer Restriction Agreement entered into concurrently herewith, and in accordance with all applicable state and federal securities laws.

      The Employee represent and warrants as follows: (a) she is familiar with the business and financial condition of the Company and all reasonable requests for information with respect thereto made by her have been fulfilled to her satisfaction; (b) she has been advised that the Board of Directors may issue additional stock or other securities that may dilute the percentage of the outstanding stock of NRS







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represented by this Option Agreement; (c) any option shares when acquired will be acquired by the Employee for investment and not with a view to the distribution or resale thereof; (d) the share certificates issued to her upon the exercise of this Option will carry a legend indicating the restriction on transfer in accordance with the Stock Transfer Restriction Agreement entered into by her concurrently herewith. In all cases Employee will follow the advise of NRS legal counsel and will take all actions necessary to comply with applicable federal and state law.

      Employee agrees to hold harmless and indemnify NRS and its directors and officers, from and against any and all liabilities resulting from violation by the Employee of the above warranties and representations, or violation by Employee of any applicable state or federal law.

      IN WITNESS WHEREOF, the parties have executed this Non-Qualified Stock Option Agreement the date first stated above.


National Sales Services, Inc.             Lisa McGahren


/s/ Paul J. McMahon                       /s/ Lisa McGahren
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by Paul J. McMahon, Chairman